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Exhibit 10.7

MCCRAY, SHRIVER, ECKDAHL & ASSOCIATES, INC.
10940 WILSHIRE BOULEVARD • SUITE 2100 • LOS ANGELES, CALIFORNIA 90024
(310) 479-7667- FAX (310) 479-8608
www.mccray-inc.com

Personal and Confidential

August 4, 2005

Mr. Emmett Moore
Vice President, Finance
DataPath, Inc.
2450 Satellite Boulevard
Duluth, GA 30096-5801

Dear Emmett,

        This will serve as our acceptance of the search engagement to locate the Contracts Controller for DataPath, reporting to you, and will also define the arrangements under which McCray, Shriver, Eckdahl & Associates, Inc. will conduct this engagement.

        As we discussed, we will plan on holding the identity of the client confidential until after meeting and qualifying each individual candidate. As we proceed with the assignment we will work closely with you, keeping you up to date on our progress.

Client Communications

        We understand that all communications and contact will be made with you, and that you will arrange all internal communications and make timely arrangements for meetings with final screened candidates.

        The search for a key employee is a joint effort between our client and ourselves. We will plan to keep you informed on a regular basis throughout the conduct of this engagement to take advantage of your knowledge of the industry and to receive your reaction to prospects that are under consideration for candidacy, in order to maximize efficiency of this process and avoid unnecessary expenditure of time and funds.

Preparation of Offer

        In formulating a final offer that will be both fair and acceptable, it is our responsibility to provide verified information for each of the finalists as to their base compensation, bonus, and benefits. Operating in an intermediary capacity, we will continually be alert to problems in the negotiations so that they may be readily resolved.

        In the conduct of this assignment, we will take a consultative approach, assisting Crane Co. and you in every manner within our control to support you in making the decision to choose the finalist candidate.

Fee Arrangements

        As we discussed, it is our policy to establish a fee for an engagement after we have developed a complete understanding of the assignment description. We do consider we have a good comprehension of the efforts required and will set a compensation target of $125,000.00 and will base our fee on one-third of the first year's annualized guaranteed compensation. Therefore, a fee will be established at $41,666.66 and will be billed in three equal increments of $13,888.89 each. The first billing will occur immediately with subsequent billings taking place on a first-of-the-month basis. At the completion of the assignment, in the event the first year's annualized guaranteed compensation exceeds or is less than $125,000 a final adjustment in the order of one-third will be made.

        In addition to fee, out-of-pocket expenses in the order of $1,100 per month will be included in our invoice during the course of the assignment. Any necessary travel we undertake to meet with candidates, or for candidates to meet with your organization, approved in advance by email, will be billed separately from expenses and included in our monthly invoice.

        It is our obligation to continue this assignment to conclusion without professional time charges to you in excess of the fee quoted. However, should the nature of the assignment change during the search in a manner that invalidates work already completed, we will meet with you to discuss an appropriate adjustment to the fee stated.

        While the firm has a one-month minimum retainer policy, clients have the right to cancel an assignment at any time after the first month and for any reason. In the event of cancellation, once the one-month minimum retainer has been satisfied, your obligation will consist of only the pro rata portion of any following months' billings, plus reimbursement of expenses incurred.

        Should you employ more than one person as a result of our recruiting efforts, we will be compensated for that value received. Our fee for any additional employment you arrange through our efforts will be one-third of the first year's annualized guaranteed compensation for that person.

        Emmett, we have commenced this search effort today and will plan to communicate with you as we progress. We look forward to bringing the assignment to a rapid and successful conclusion.

Yours very truly,

Harold C. McCray
President and Chief Executive Officer

HCM/gh

Kindly acknowledge your acceptance of the terms set forth above by signing and returning a copy of this letter for our records.

Datapath
/s/ EMMETT MOORE		8-10-05
Signed by:	Emmett Moore Vice President, Finance	Date

Steve received 8-10-05

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  Exhibit 10.7